CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation of our report dated April 1, 2002, on the financial statements of Maxxon, Inc. (the "Company") at December 31, 2001, for the period from inception (August 16, 1996) to December 31, 2001, and for the years ended December 31, 2001 and 2000, included in this Form 10-KSB Annual Report of Maxxon, Inc. as of December 31, 2001.


/s/ Sutton  Robinson Freeman & Co., P. C.
Certified Public Accountants
Tulsa, Oklahoma
April 1, 2002